Exhibit 99.1

Monster Worldwide Receives Anticipated Nasdaq Notice

Regarding Delayed Filing of Form 10-Q for Third Quarter 2006

New York, November 14, 2006 — Monster Worldwide, Inc. (NASDAQ: MNST) today announced that it has received a Nasdaq Staff Determination notice stating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14).

Monster Worldwide anticipated receipt of this notice because, as previously disclosed, the ongoing independent review of past stock option grant practices has caused the Company to delay the filing of its Form 10-Q for the period ended September 30, 2006.  Monster Worldwide, in accordance with Nasdaq procedures, will request a hearing to review the determination notice before a Nasdaq Listing Qualifications Panel.  The Company plans to file its Quarterly Report on Form 10-Q as soon as practicable.

Also, as previously disclosed, a Nasdaq Listing Qualifications Panel granted the Company’s request for continued listing of the Company’s securities on The NASDAQ Stock Market after failing to file Form 10-Q for the Quarter ended June 30, 2006.  Monster Worldwide’s continued listing is subject to the Company filing its Form 10-Q for the quarter ended June 30, 2006, as well as any necessary restatements, on or before December 13, 2006.

About Monster Worldwide

Monster Worldwide, Inc. is the parent company of Monster®, the leading global online careers and recruitment resource.  Headquartered in New York with approximately 4,600 employees in 35 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index and the NASDAQ 100.  More information about Monster Worldwide is available at www.monsterworldwide.com.

Special Note:  Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contacts

Investors and Media:
Monster Worldwide:	Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com
Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com
Weber Shandwick:	Christian Harper, (212) 445-8135, charper@webershandwick.com